UNITED STATES
SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2011

AEP INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

(Former name or former address,  if changed since last report)   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On October 14, 2011, AEP Industries Inc. (“AEP” or the “Company”) completed the acquisition of substantially all of the assets and specified liabilities of Webster Industries (“Webster”), a national manufacturer and distributor of retail and institutional private label food and trash bags, for a purchase price of approximately $25.9 million.   The assets include approximately $30.8 million of net current assets, which remains subject to a post-closing true-up and a corresponding purchase price adjustment  (up to a maximum of $1.3 million downwards, although no limit upwards).  5% of the purchase price is being held in escrow until the final net current asset adjustment is determined.   An additional 17.5% of the purchase price is being held in escrow regarding indemnification obligations, with specified amounts released after approximately 18 months and three years after closing, with remaining amounts generally released four years after closing.   AEP financed the transaction through a combination of cash on hand and availability under its revolving credit facility.

On October 14, 2011, the Company issued a press release announcing that the Company completed its acquisition of substantially all of the assets and specified liabilities of Webster .  A copy of the press release is attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 9.01.Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial statements with respect to the acquisition reported in Item 2.01 will be filed by an amendment to this report within 71 calendar days after the date this report was required to be filed.

(b)	Pro Forma Financial Information

The pro forma financial information with respect to the acquisition reported in Item 2.01 will be filed by an amendment to this report within 71 calendar days after the date this report was required to be filed.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release, dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP Industries Inc.

Date: October 14, 2011	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

EXHIBITS

Exhibit No.	Description
99.1	Press release, dated October 14, 2011.